UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2010

Impax Laboratories, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 476-2000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2010, the Company entered into Employment Agreements with each of the following executives (the “Executives”) of the Company: Larry Hsu, Ph.D., President and Chief Executive Officer; Arthur A. Koch, Jr., Senior Vice President, Finance and Chief Financial Officer; Christopher Mengler, R.Ph., President of the Company’s Global Pharmaceuticals Division; Michael J. Nestor, President of the Company’s Impax Pharmaceuticals Division; and Charles V. Hildenbrand, Senior Vice President, Operations. The agreement with Dr. Hsu has the effect of terminating the Company’s prior employment agreement with him, dated December 14, 1999, as amended.

The following is a summary of the material provisions of the agreements. This summary is qualified in its entirety by reference to the agreements themselves, which are incorporated by reference in their entirety hereto and which are attached to this report as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5.

The agreements are effective as of January 1, 2010 and expire on December 31, 2012 unless further extended or terminated earlier as provided in the agreements. Each agreement automatically renews for a one-year period unless either party provides at least 90 days written notice of non-renewal prior to the end of the applicable term or unless it is terminated earlier.

Under the agreements, the Executives will receive their respective Base Salaries currently in effect, subject to increase or decrease as determined by the Board of Directors of the Company or the Compensation Committee. The Executives are also eligible to receive: (i) an annual cash incentive bonus based upon a percentage of each person’s Base Salary and the attainment of goals established in writing by the Board or its Compensation Committee; (ii) grants of stock options and restricted stock in an amount and on the terms determined by the Compensation Committee; and (iii) other compensation that may be awarded by the Board or the Compensation Committee. Each Executive is also entitled to have the benefit of all group life, disability, hospital, surgical and major medical insurance plans and other employee benefit plans made available to executive personnel of the Company. In addition, the agreement with Dr. Hsu also provides that during the term of his employment, the Board will nominate and recommend to stockholders his election as a director of the Company.

The Executives’ employment may be terminated by the Company with or without “Cause” or by the Executives for “Good Reason” or for no reason, as such terms are defined in the agreements. The Executives are entitled to certain compensation arrangements in the case of the termination without Cause or for Good Reason, as well as in case of the change in control of the Company.

The agreements require the Executives to maintain the confidentiality of information relating to the Company during and after the term of the agreement and also contain non-competition, non-solicitation and non-disparagement covenants as well as other provisions customary for this type of employment agreement.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith.

Exhibit No.	Description
10.1	Employment Agreement dated as of January 1, 2010 between the Company and Larry Hsu, Ph.D.

10.2	Employment Agreement dated as of January 1, 2010 between the Company and Arthur A. Koch, Jr.

10.3	Employment Agreement dated as of January 1, 2010 between the Company and Christopher Mengler, R.Ph.

10.4	Employment Agreement dated as of January 1, 2010 between the Company and Michael J. Nestor

10.5	Employment Agreement dated as of January 1, 2010 between the Company and Charles V. Hildenbrand

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2010	IMPAX LABORATORIES, INC.

By: /s/ Arthur A. Koch, Jr.
Name: Arthur A. Koch, Jr.
Title: Senior Vice President, Finance, and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated as of January 1, 2010 between the Company and Larry Hsu, Ph.D.

10.2	Employment Agreement dated as of January 1, 2010 between the Company and Arthur A. Koch, Jr.

10.3	Employment Agreement dated as of January 1, 2010 between the Company and Christopher Mengler, R.Ph.

10.4	Employment Agreement dated as of January 1, 2010 between the Company and Michael J. Nestor

10.5	Employment Agreement dated as of January 1, 2010 between the Company and Charles V. Hildenbrand

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